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Exhibit 10.1

TULLY'S COFFEE EXCLUSIVE LICENSE AGREEMENT

    THIS AGREEMENT, effective as of the 11th day of April, 2001, is entered into between TULLY'S COFFEE CORPORATION, a Washington corporation, doing business at 3100 Airport Way South, Seattle, Washington 98134 U.S.A. ("Licensor"), and UCC UESHIMA COFFEE COMPANY, Ltd., a company organized under the laws of Japan ("Licensee").

RECITALS

    A.  Licensor is in the business of developing and operating specialty stores featuring coffee drinks and other beverages and a light food menu for on and off premises consumption and which offer retail sales of whole beans and ground coffee, tea, herbal teas, and related goods and services (referred to herein as a "Tully's Store" or as "Tully's Stores").

    B.  Tully's Stores are operated with uniform design, formats, signs, equipment, layout, systems, and procedures utilizing the know-how, confidential business information and proprietary trade dress and designs of Licensor.

    C.  Licensor owns rights in, and uses, promotes and licenses, certain business names and trademarks for services relating to such stores and trademarks for goods and services sold through such stores including without limitation the business names shown in Schedule A (the "Business Names"), the trademarks for services and trademarks for goods shown in Schedule B (the "Trademarks").

    D.  Licensee currently engages in the wholesale and retail sale of coffee and related products. Subject to the terms and conditions of this Agreement, Licensee is interested in acquiring the sole, perpetual exclusive license to use Licensor's know how, trade secrets, proprietary trade dress and designs, tradenames and trademarks (registered and unregistered) Business Names, and Trademarks in association with the operation of Tully's Stores in the territories identified in Schedule C (referred to herein as the "Territories").

    NOW, THEREFORE, in consideration of the covenants and obligations of this agreement and for other good and valuable consideration, the parties hereto have agreed with each other as follows:

    1.  Grant.  Subject to the terms and conditions of this Agreement and effective immediately upon payment of the License Fee (this sum being the net amount after applicable tax withholdings in Japan and subject to refunding to Licensee of the amount upon which Licensor successfully receives a tax credit), Licensor hereby grants to Licensee, under all its current or future intellectual property rights, the sole, exclusive and perpetual license to operate Tully's Stores in the Territories and to use all such designs, formats, signs, equipment, layout, systems, procedures, copyrights, know how, trade secrets, proprietary trade dress and designs, tradenames and trademarks (registered and unregistered), the Business Names, and the Trademarks for Tully's Stores in the Territories, including the U.S. rights in the same to the extent such rights relate to use of the same in the Territories, and, for the purpose of the security interest granted Section 19 below, the goodwill associated with any of the foregoing (collectively, the "Asia Rights") only in association with the Licensee or authorized sublicensee's operation of Tully's Stores and as otherwise provided in this Section 1. The Asia Rights include the rights to utilize in the Territories the now owned or hereafter acquired registered and unregistered intangible proprietary rights used by Licensor in its operations of Tully's Stores whether registered or unregistered. The rights conferred by this Agreement include the current or future right to sell packages of roasted coffee, roasted coffee beans, tea, herbal tea and related goods under the Business Names and with the Trademarks in third party retail locations other than Tully's Stores in the Territories, provided such off site sales are (a) conducted in a manner that is consistent with the Tully's brand concept and image of high quality, premium, gourmet specialty coffee, (b) otherwise complies with the terms of this Agreement, and (c) that all such sales are subject to the royalty and service fees provided for in this Agreement.

    Licensee may sublicense (without any permission from Licensor) the right conferred by this Agreement to any entity in which Licensee holds—directly or indirectly—at least fifty percent of the actual or beneficial voting control of such subsidiary. Otherwise, upon the prior written consent of Licensor (which consent shall not unreasonably be withheld), Licensee may sublicense all or part of the rights conferred upon Licensee by this Agreement. Licensor's consent shall be subject to, among other things, the execution and delivery of such documents and agreements as Licensor shall find reasonably necessary to protect Licensor's interests with respect to such proposed sublicense.

    2.  Operation and Development of Stores.  Licensor will furnish to Licensee standard basic plans and specifications for Tully's Store's (the "Standard Specifications") for use in the Territories, including specifications for general interior design, color schemes, finish materials, furniture, equipment and signs. Licensee agrees that all of Licensee's stores in the Territories which are identified to the public as a Tully's Store or which utilize any of the Business Names or Trademarks (referred to herein as a "Licensee Tully's Store") shall materially comply with Licensor's Standard Specifications as announced by Licensor from time to time. Notwithstanding the foregoing, Licensee Tully's Stores may be modified to the extent necessary to comply with applicable ordinances, building codes, permit requirements, lease or deed requirements and restrictions, and with due consideration to local market conditions and tendencies (the foregoing being collectively referred to herein as "Local Regulations and Conditions").

    3.  Equipment, Fixtures and Signs.  Licensee agrees to use in the operation of each Licensee Tully's Store equipment, fixtures, and furniture that are materially consistent with Licensor's Standard Specifications with due consideration for the Local Regulations and Conditions. Licensee further agrees to place or display at the premises of each Store (interior and exterior) only such signs, emblems, logos, lettering, and display materials that are consistent with Licensor's Standard Specifications. Licensee agrees to purchase all equipment, fixtures, furniture and signs ("Store Furnishings") used in connection with the operation of Tully's Stores from Licensor provided that the price, applicable taxes, delivery cost to the applicable store, and other terms for such purchases from Licensor shall be competitive with the price, applicable taxes, delivery cost to the applicable store, and other terms Licensee can obtain such items from other sources. In the event Licensor's price and terms for such items are not competitive with other sources with respect to any proposed purchase of such items, Licensee shall be entitled to purchase such items from other sources. In the event Licensor fails to respond to any request from Licensee for prices and terms with respect to any purchase of Store Furnishings within fourteen calendar days, Licensee shall then have the right to immediately purchase such items from other sources.

    4.  Training and Operating Assistance.

    a.  Initial Training.  Prior to the opening of Licensee's first Tully's Store in the Territories, Licensor shall train one or more Licensee managers in the operation of a Tully's Store. Training shall be conducted at Licensor's training headquarters at a time which is mutually acceptable to the parties. Licensee and Licensor shall share the cost for any travel and living expenses which Licensee and the manager(s) incur in connection with such training. Licensor shall provide at its own cost all materials and personnel and facilities for such training.

    b.  Additional Training.  Upon Licensee's request Licensor will conduct additional training for Licensee's employees at Licensee's travel and living cost and expense (not more than five of Licensee's employees at any one time semiannually). Licensor shall provide at its own cost all materials, personnel and facilities for such training.

    c.  Hiring and Training of Employees by Licensee.  Licensee shall hire all employees of each Tully's Store in the Territories, and shall be exclusively responsible for the terms of their employment and compensation and for the proper training of such employees in the operation of a Tully's Store.

    d.  Consulting Assistance.  Licensor shall be available at mutually convenient times to consult with Licensee from time to time with respect to general operating issues related to any Tully's Store in the Territories, including without limitation any problems or deficiencies disclosed by reports submitted to or inspections made by Licensor related to Tully's Stores in the Territories.

    e.  Annual Meetings.  Except as otherwise hereinafter agreed to by the parties, Licensor and Licensee agree that the parties shall meet at least annually on or about the anniversary date of the signing of this Agreement to review the status of the operations of the Licensee Tully's Stores and Licensor's operation and licensing of Tully's Stores in the United States and elsewhere. The first such meeting shall take place at a location to be designated by Licensee. Thereafter, Licensor and Licensee shall take turns designating the location of such annual meetings.

    5.  Store Image and Operating Standards.

    a.  Condition and Appearance of Stores.  Licensee agrees to maintain the condition and appearance of each Licensee Tully's Store consistent in all material respects with the image of a Licensor owned and operated Tully's Stores with each Licensee Tully's Store as an attractive, modern, sanitary, convenient, and efficiently operated store selling premium, high quality products and service with due consideration given to Local Regulations and Conditions. Licensee agrees to effect such maintenance in all material respects of each Licensee Tully's Store as is reasonably required from time to time to maintain such condition, appearance, and efficient operation, including, without limitation, replacement of worn out or obsolete equipment, fixtures, furniture, and signs; repair of the interior and exterior of such Stores. If at any time in Licensor's commercially reasonable judgment, the general state of repair, appearance, or cleanliness of the premises of a Licensee Tully's Store or its equipment, fixtures, furniture, signs, or decor does not meet Licensor's standards therefor, Licensor shall so notify Licensee, specifying the action Licensor believes should be taken by Licensee to correct such deficiency.

    b.  Authorized Products and Services.  The presentation of a uniform image to the public and the furnishing of uniform products and services are an essential element of the Tully's Store system and brand concept. Licensee therefore agrees that each Licensee Tully's Store will offer beverages, food, and other products and services that are consistent in all material respects with the Tully's Store concept as announced from time to time by Licensor with due consideration given to Local Regulations and Conditions.

    c.  Food and Beverage Products, Supplies, and Materials.  The reputation and goodwill of the Tully's Store system is based upon, and can be maintained and enhanced only by, the sale of consistent, quality products and the rendering of fast, efficient, consistent and quality service. Licensee therefore agrees that all beverages and food products, cooking materials, containers, packaging materials, other paper and plastic products, glassware, utensils, uniforms, menus, forms, cleaning and sanitation materials, and other supplies and materials used in the operation of Licensee Tully's Stores shall conform to Licensor's specifications and quality standards as established by Licensor from time to time with due consideration given to Local Regulations and Conditions.

    d.  Use of Materials Imprinted With Trademarks.  Licensee shall in the operation of each Tully's Store in the Territories use containers, napkins, uniforms, packaging, and other forms and materials imprinted with the Trademarks as prescribed from time to time by Licensor except as otherwise consented to by Licensor in writing.

    6.  Specifications, Standards, and Procedures.  With due consideration given to Local Regulations and Conditions, Licensee agrees to comply with Licensor's specifications, standards and general procedures for the operation of Tully's Stores including without limitation the following:

    a.  Recipes, quality of ingredients, portions, and methods and procedures relating to the storage, handling, preparation, and serving of beverages and food;

    b.  Safety, maintenance, cleanliness, sanitation, function, and appearance of each Tully's Store premises and its equipment, fixtures, furniture, and signs; and

    c.  Uniforms to be worn by and general appearance of Store employees;

    7.  Compliance with Laws and Good Business Practices.  Licensee shall secure and maintain in force all required licenses, permits, and certificates relating to the operation of each Licensee Tully's Store and shall operate each such Store in full compliance with all applicable, material laws, ordinances, and regulations. Licensee agrees to refrain from any business or advertising practice which may be injurious to the business of Licensor and the goodwill associated with the Business Names and Trademarks and Tully's Stores. Licensor and Licensee each agrees to refrain from any business or advertising practice which may be injurious to the business of Licensee and the goodwill associated with the Business Names and Trademarks and Tully's Stores.

    8.  Management of Store.  All stores shall at all times be under the direct, on-premises supervision of Licensee or a trained and competent employee thereof. Licensee agrees to use its best efforts to promote and enhance the business of the Tully's Stores in the Territories.

    9.  Indemnification.  Licensee agrees to indemnify, defend and hold harmless Licensor and all of its shareholders, directors, officers, employees and representatives from and against all claims, lawsuits, fines, penalties or damages of any kind by a third party (collectively, "Damages") arising out of or related to Licensee's use of the Business Names or Trademarks or operation of Tully's Stores, except to the percentage extent that any such Damages are caused by Licensor's own acts or omissions to act. Licensor agrees to indemnify, defend and hold harmless Licensee and all of its shareholders, directors, officers, employees and representatives from and against all claims, lawsuits, fines, penalties or damages of any kind by a third party (collectively, "Damages") arising out of or related to Licensor's use of the Business Names or Trademarks or operation of Tully's Stores, except to the percentage extent that any such Damages are caused by Licensee's own acts or omissions to act.

    10.  Trade Secrets of Licensor.  Licensor will take commercially reasonable steps to safeguard the trade secrets of Licensor provided under this Agreement. Licensee acknowledges that its knowledge of the operation of a Tully's Store will be derived from information disclosed to Licensee by Licensor pursuant to the License and that certain of such information, including without limitation all recipes and Licensor's Standard Specifications is proprietary, confidential, and a trade secret of Licensor. Except for disclosing such information to sublicensees authorized under Section 1 hereof, Licensee agrees that Licensor will maintain the absolute confidentiality of all such information during and after the term of the License, and that they will not use any such information in any other business or in any manner not specifically authorized or approved in writing by Licensor.

    11.  Business Names and Trademarks.

    a.  Ownership of Names and Marks.  Licensee acknowledges and agrees that Licensor is the owner of all Business Names and Trademarks licensed to Licensee by this Agreement, that Licensee's right to use the Business Names and Trademarks is derived solely from this Agreement and is limited to the operation of Licensee Tully's Stores in the Territories and as otherwise provided for in this Agreement. Licensee agrees that after the termination or expiration of the License, Licensee will not directly or indirectly at any time or in any manner identify itself or any other business operation of Licensee as a Tully's Store, a former Tully's Store, or as a Licensee of or otherwise associated with Licensor, or use in any manner or for any purpose any Business Name or Trademark or other indicia of a Tully's Store.

    b.  Limitations on Licensee's Use of Business Names and Trademarks.  Licensee agrees to use the Business Names and Trademarks as the sole service mark and trademark and trade name identification of each Licensee Tully's Store, except as otherwise consented to in writing by Licensor.

    12.  License Fee.  Upon the execution of this Agreement by the parties and the satisfaction or waiver of the conditions precedent set forth in Sections 20 b. and c. below, Licensee shall immediately pay to Licensor the sum of Twelve Million United States Dollars (USD 12,000,000) (the "License Fee") in cash or by wire transfer of immediately available funds (this sum being the net amount after applicable tax withholdings in Japan and subject to refunding to Licensee of the amount upon which Licensor successfully receives a tax credit). The License Fee shall be fully earned upon payment.

    13.  Royalty and Service Fee.

    a.  Amount and Payment of Royalty and Service Fee.  Upon payment of the License Fee, the licensing fee shall be deemed fully paid up for the first seven years. Commencing on the eight anniversary of the date of this Agreement, Licensee agrees to pay to Licensor a * royalty and service fee of * of the aggregate net revenues of the Tully's Stores in the Territories together with all other sales of products or services made in connection with the Tully's Business Names and Trademarks, *.

    b.  Definition of Net Revenues.  As used in this Agreement, the term "net revenues" shall mean and include the actual gross charges for all products and services of any kind or nature sold in connection with the Tully's Business Names or Trademarks, for cash or credit, whether such purchases are made in, upon, or from the premises of any Licensee Tully's Store, or through or by means of the business conducted therein or otherwise by Licensee or any sublicensee thereof, but excluding sales, use, service, or excise taxes collected from customers and paid to the appropriate taxing authority.

    c.  Interest on Late Payments. All royalties and service fees, amounts due for products purchased from Licensor, and any other amounts owed to Licensor by Licensee pursuant to the License shall be subject to a late payment interest calculated at an annual rate equal to twelve percent (12%) during delinquency.

    d.  Reporting Requirements.  During the first eight years of this Agreement, upon request by Licensor (not more than semi-annually), Licensee shall furnish to Licensor a report setting forth new store openings, net revenues and comparable store sales (totaled or reasonably grouped) for Tully Stores in the Territories. Commencing on the eighth anniversary of the date of this Agreement, and continuing thereafter during the remaining term of this Agreement, Licensee shall furnish to Licensor * reports setting forth new store openings, net revenues and comparable store sales (totaled or reasonably grouped) for Tully's Store in the Territories ("* Reports").

    14.  Inspections and Audits.

    a.  Licensor's Right to Inspect Stores.  To determine whether Licensee is complying with this Agreement, Licensor shall have the right, at any time during business hours and without prior notice to Licensee, to inspect any of the Licensee Tully's Stores.

    b.  Licensor's Right to Audit.  Commencing on the eighth anniversary of this Agreement, Licensor shall have the right, upon prior written notice, to audit or cause to be audited the * Reports. Licensee shall fully cooperate with representatives of Licensor and independent accountants hired by Licensor conducting any such audit including without limitation providing all back up records, information and financial statements related to the calculation of net revenues. In the event any such audit, taking into account local variations in generally accepted accounting principles, shall disclose an understatement of the net revenues of the the Licensee Tully's Stores for any period or periods, Licensee shall pay to Licensor, within fifteen (15) calendar days after receipt of the audit report, the royalty and service fee due on the amount of such understatement. Further, in the event such audit is made necessary by the failure of Licensee to furnish *as herein required, or if an understatement of net revenues for any period is determined by any such audit to be greater than five percent (5%), Licensee shall reimburse Licensor for the reasonable cost of such audit, including, without limitation, the charges of any independent accountant and the travel and lodging expenses.

*
Confidential material has been intentionally omitted at this point pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.

    15.  Termination of License.

    a.  By Licensee.  If Licensee is in substantial compliance with this Agreement and Licensor breaches this Agreement and fails to cure such breach within cure periods described below, Licensee may terminate this Agreement subject to its compliance with Section 15 d. below.

    b.  By Licensor.  Subject to compliance with Section 15 d. below, Licensor may terminate this Agreement if Licensee:

      (1) Makes an assignment for the benefit of creditors or an admission of its inability to pay its obligations as they become due;

      (2) Files or has filed against it a petition in bankruptcy or any similar proceeding or files any pleading seeking any reorganization, liquidation, or dissolution under any law, or admits or fails to contest the material allegations of any such pleading filed against it, or is adjudicated a bankrupt or insolvent, or a receiver is appointed for a substantial part of the assets of Licensee, or the claims of creditors of Licensee are abated or subject to a moratorium under any law;

      (3) Makes an unauthorized assignment of the License or ownership of Licensee as hereinafter defined in the section entitled "Assignment, Transfer, and Encumbrance;"

      (4) Fails to comply with any provision of this Agreement (other than a payment default for which the remedy shall be an action for damages) or any other mandatory specification, standard, or operating procedure prescribed by Licensor.

    c.  Unilateral Termination by Licensee.  Notwithstanding Section 15 d. below, this Agreement may be terminated by Licensee effective upon one year's prior written notice to Licensor, provided that such termination will not have any effect on payments previously received by Licensor or Licensee's obligations under this Agreement with respect to royalty and service fees which arise prior to the effective date of the termination under this Section 15 c.

    d.  Termination Procedures.  Prior to exercising a right to terminate this Agreement under either Section 15 a. or 15 b. above, Licensor or Licensee, as applicable, shall give written notice to the other party (the "Party in Breach") of any alleged breach of this Agreement which gives rise to a right of termination as provided in either Section 15 a. or b. above. The Party in Breach shall then have thirty calendar days after the receipt of such written notice cure the alleged breach (the "Cure Period"). In the event that the alleged breach is not cured by the Party in Breach within the Cure Period, the parties shall commence a mandatory mediation regarding the alleged breach within thirty calendar days of the end of the Cure Period. Upon the earlier of (1) the completion of the required mediation or (2) sixty calendar days following the end of the Cure Period (unless otherwise extended by agreement of the parties) if for any reason the parties are unable to arrange the mediation, the party alleging the default shall, if no acceptable resolution of the alleged default shall have been reached, have the right to declare a termination of this Agreement and thereafter pursue all remedies under this Agreement including without limitation any of the proceedings described in Section 21 below.

    e.  Termination of Security Interest. The Asia Rights Security Interest (defined herein in Section 19) shall automatically terminate (1) effective upon the effective date of a unilateral termination of this Agreement by Licensee pursuant to Section 15 c. above; (2) effective upon such date as the parties shall mutually agree upon in the case of any mutually agreed upon termination of this Agreement; and (3) effective upon the final and conclusive arbitration decision of any arbitrator rendered pursuant to Section 21 b. below if such decision upholds a declared termination of this Agreement by any Party hereto. The terminations referred to in subparagraphs' (1) to (3) above are collectively referred to herein as an "Automatic Termination". Upon Automatic Termination, Licensee agrees to execute and/or file any documents or instruments necessary to release or terminate any filing made by or on behalf of Licensee with respect to the Security Interest.

    16.  Licensee's Obligation upon Termination or Expiration.

    a.  Payment of Amounts Owed to Licensor.  Licensee agrees to pay to Licensor within fifteen (15) calendar days after the effective date of termination or expiration of the License such royalty and service fees, amounts owed for products purchased by Licensee from Licensor, and all other amounts owed to Licensor which are then unpaid.

    b.  Return of Information.  Licensee further agrees that upon termination of the License, it will immediately return to Licensor all copies of any manuals, recipes, specifications, menus, software, records or documents of any kind (in any form of media) delivered to Licensee by Licensor during the term of the License.

    c.  Cancellation of Assumed Names.  Licensee further agrees that upon termination or expiration of the License, it will take such action as may be required to cancel all assumed name or equivalent registrations relating to its use of any Business Name or Trademark.

    d.  Continuing Obligations.  All obligations of Licensor and Licensee which expressly, or by their nature, survive the expiration or termination of the License shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of the License under this Agreement and until they are satisfied in full or by their nature expire.

    17.  Assignment, Transfer, and Encumbrance.

    a.  By Licensor.  With the prior written consent of Licensee (which consent may not unreasonably be withheld) this Agreement may be assigned by Licensor and shall inure to the benefit of any assignee or other legal successor to the interest of Licensor herein, provided that Licensor, subsequent to any such assignment, shall remain liable for the performance of its obligations under this Agreement.

    b.  By Licensee.  With the prior written consent of Licensor (which consent may not unreasonably be withheld) this Agreement may be assigned by Licensee and shall inure to the benefit of any assignee or other legal successor to the interest of Licensee herein, provided that Licensee, subsequent to any such assignment, shall remain liable for the performance of its obligations under this Agreement. It shall be a condition of any such consent that the proposed transferee agrees to be bound by all of the terms of this Agreement. Notwithstanding the foregoing, Licensee shall, upon prior written notice to Licensor, be entitled to assign its rights and obligations under this Agreement to UCC or any entity in which Licensee holds—directly or indirectly—at least fifty percent of the actual or beneficial voting control of such subsidiary provided that UCC, subsequent to any such assignment, shall remain liable for the performance of its obligations under this Agreement.

    18.  Representations and Warranties.

    a.  By Licensor.  Licensor hereby represents and warrants as follows:

      1.  Licensor shall use all commercially reasonable efforts to maintain and protect the value of the Asia Rights against any infringement, unauthorized disclosure, misuse bankruptcy or other failures or any other acts by Licensor or its affiliates and shall bear all costs associated therewith.

      2.  This Agreement has been entered into at arms length between Licensor and Licensee and that there is no overreaching on the part of Licensee.

      3.  Except as disclosed with respect to Korea, the Asia Rights are free of any encumbrances, security interest, or other limitations except the blanket security interest held by Bank of America NT&SA. Licensor agrees to procure from Bank of America NT&SA a release (the "BofA Release") of its security interest in the Asia Rights and the related other collateral described in Section 19 and shall assist Licensee in filing and perfecting a security interest in the Asia Rights and the other collateral described in Section 19.

      4.  There is no action or proceeding pending or threatened against it before any court, administrative agency or other tribunal which might have a material adverse effect on its business or condition, financial or otherwise or on the Asia Rights. Other than in Korea and New York, Licensor knows of no infringement by any third party of Licensor's trademarks, trade secrets or other intellectual property rights in the U.S. or the Territories. Licensor agrees to indemnify, defend and hold harmless Licensee from and against any claims, losses, lawsuits or damages of any kind related to (1) any unauthorized registration of Licensor trademark or tradename in Korea occurring prior to the date of this Agreement, (2) any third party claim of infringement brought against Licensee related to Licensee's use of the Asian Rights in the Territories, and (3) any third party claim of senior use of the trademark ("Tully's") in the U.S. to the extent such use, if any, has a material adverse effect upon the Asian Rights or the Security Interest.

      5.  Licensor has full power and authority to grant a license in the Asia Rights to Licensee.

      6.  Licensor is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington, USA.

      7.  Licensor has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and all other documents specifically referenced herein ("Licensor Documents") and to consummate the transactions contemplated herein and therein. This Agreement is, and upon their execution the Licensor Documents will be, the legal, valid and binding obligations of Licensor, enforceable in accordance with their respective terms.

      8.  There have not been and there is not now existing any product liability claims associated with Licensor's products represented by Licensor's intellectual property.

      9.  Neither the execution of this Agreement or any of the Licensor Documents nor the consummation of the transactions contemplated herein or therein will: (a) violate any provision of the Articles of Incorporation, bylaws or other constituent documents of Licensor; (b) violate, conflict with or constitute a default under, permit the termination or acceleration of, or cause the loss of any rights or options under, any agreement binding upon Licensor; or (c) require the approvals of any third parties.

    b.  By Licensee.  Licensee hereby represents and warrants as follows:

      1.  Licensee has full power and authority to license the Asia Rights from Licensor.

      2.  Licensee is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong.

      3.  Licensee has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and to consummate the transactions contemplated herein and therein. This Agreement is the legal, valid and binding obligation of Licensee, enforceable in accordance with its terms.

      4.  Neither the execution of this Agreement nor the consummation of the transactions contemplated herein or therein will: (a) violate any provision of the Articles of Incorporation, bylaws or other constituent documents of Licensee.

    c.  Survival.  The covenants, representations and warranties made by Licensor and Licensee herein shall survive the Closing.

    19.  Covenants.

    a.  Security Agreement; Exclusive and Perpetual License Registration.  Effective immediately upon the Payment of the License Fee (less any applicable tax withholding) Licensor hereby grants to Licensee a security interest (the "Asia Rights Security Interest") in all of Licensor's right title and interest in and to the (a) Asia Rights, (b) the registered and unregistered intangible proprietary rights held or used by Licensor related to Tully's Stores in the Territories; and (c) all increases in any of the foregoing, all cash proceeds and noncash proceeds (including, without limitation, payments due under this Agreement), products, offspring, rents and profits and all related goodwill of all of the foregoing collateral, and all payments under insurance (whether or not Secured Party (Licensee) is the loss payee thereof) of such collateral, to secure Licensor's performance of its obligations under this Agreement (other than any obligation which is limited to the payment of money or which involves an obligation to protect the Asia Rights from infringement where Licensee shall have the right to prosecute such action on its own and seek reimbursement from Licensor) and agrees if reasonably necessary to execute a separate security agreement in form and substance acceptable to the parties to effectuate the security interest herein provided for. Licensor covenants that Licensee shall have a first priority security interest in the Asia Rights and other collateral described in this paragraph. Licensor shall provide all reasonably necessary assistance and shall execute and deliver such documents and instruments as shall be reasonably necessary to Licensee to register (at Licensee's sole expense) Licensee's sole and exclusive rights in the Asia Rights and perfect the Asia Rights Security Interest in applicable jurisdictions and in the Territories.

    b.  Financial Records.  Licensor shall on an annual basis provide Licensee with copies of Licensor's audited financial statements.

    20.  Closing.

    a.  Time and Place.  Subject to the conditions precedent stated herein, the consummation of this License Agreement (the "Closing") shall take place at the designated office of Licensee, provided that all parties agree to accept facsimile signatures on documents other than the UCC-1 financing statement described in Section 20.c.1 for the purposes of the Closing.

    b.  Deliveries at Closing.  Subject to the satisfaction of the conditions precedent contained in Section 20 c., at the Closing the following shall occur:

      1.  Licensee shall pay to Licensor the License Fee (this sum being the net amount after applicable tax withholdings in Japan and subject to refunding to Licensee of the amount upon which Licensor successfully receives a tax credit), in cash or by wire transfer of immediately available funds.

      2.  Licensor shall provide to Licensee a certificate of good standing and certified copy of its Articles of Incorporation, and Licensee shall provide to Licensor documentation as to Licensee's company standing.

      3.  Licensor shall provide to Licensee copies of all U.S. federal registrations made with respect to the Business Names and Trademarks together with copies of available state registrations of the same.

    c.  Conditions Precedent.  At Closing, all of the following conditions precedent shall be complete and true, as applicable, unless waived by the party entitled to receive the same:

      1.  There shall have been filed in the state of Washington a UCC-1 Financing Statement which shall include the Asia Rights as the collateral described therein and Licensee shall have received evidence that Licensor shall have executed and placed in first class mail to the United States Patent and Trademark office a notice in form suitable for recording with such office and satisfactory to licensee counsel providing that Licensor has granted to Licensee a security interest with respect to the Asia Rights..

      2.  All representations and warranties made by each party shall be true and correct in all respects on and as of the Closing with the same force and effect as though made on and as of the Closing. Each party shall have performed and complied with all agreements and conditions required to be performed or complied with prior to or at the Closing.

      3.  There shall have been no material adverse change to the business or operations of Licensor since the commencement of the parties' negotiations.

      4.  No action or proceeding shall have been initiated to restrain or challenge this License Agreement or any matter contemplated hereby.

      5.  Licensor shall have delivered to Licensee a fax copy of the BofA Release showing filing with the state of Washington.

    21.  Enforcement.

    a.  Judicial Enforcement, Injunction, and Specific Performance.  Notwithstanding Section 21 b., Licensor shall have the right to elect to seek injunctive or equitable relief as provided for in this Section 21 a. in the state or federal courts situated in Seattle, Washington, USA (and/or in any appellate court therefrom). The parties each consent to jurisdiction in such courts, waive objection to such venue, Agreement which is entered in a court located within the State of Washington shall be binding throughout the world and may be sued upon, docketed, entered and/or enforced, without challenge or opposition on their part and without re-trial of any of the issues which gave rise to such judgment, in any state, country, province, commonwealth or territory having jurisdiction over their respective persons or properties. Licensor shall be entitled, without bond, to the entry of temporary and permanent injunctions and orders of specific performance enforcing the provisions of this Agreement relating to Licensee's use of the Business Names and Trademarks, the obligations of Licensee upon termination or expiration of this Agreement and assignment of the License and ownership interests in Licensee, and to prohibit any act or omission by Licensee that constitutes a violation of any applicable law, ordinance, or regulation, is dishonest or misleading to customers or prospective customers of any Licensee Tully's Store, constitutes a danger to employees or customers of the Store or to the public, or may impair the goodwill associated with the Business Names and Trademarks and Tully's Stores. If Licensor secures any such injunction or order of specific performance, Licensee agrees to pay to Licensor an amount equal to the aggregate of its costs of obtaining such relief, including without limitation reasonable attorney and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses, and any damages incurred by Licensor as a result of the breach of any such provision.. If Licensor commences any such action for an injunction or order of specific performance and is not the prevailing party therein, Licensor agrees to pay to Licensee an amount equal to the aggregate of Licensee's costs of defending against such relief, including without limitation reasonable attorney and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses, and any damages incurred by Licensee as a result of such proceedings.

    b.  Arbitration.  Except insofar as Licensor elects to enforce this Agreement by judicial process, injunction, or specific performance as hereinabove provided, all disputes and claims relating to any provision hereof, any specification, standard, or operating procedure, or any other obligation of Licensee prescribed by Licensor, or any obligation of Licensor, or the alleged breach thereof (including without limitation any claim that this Agreement, any provision thereof, any specification, standard, or operating procedure, or any other obligation of Licensee or Licensor, is illegal or otherwise unenforceable or voidable under any law, ordinance, or ruling) shall be settled by arbitration at Seattle, Washington, under the U.S. Arbitration Act (9 U.S.C. §§ 1 et seq.), if applicable, and the Rules of the American Arbitration Association (relating to the arbitration of disputes arising under License and license agreements, if any, otherwise the general rules of commercial arbitration), provided that the arbitrator shall award, or include in his award, the specific performance of this Agreement unless he determines that performance is impossible. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof or over Licensor or Licensee.

    c.  *

*
Confidential material has been intentionally omitted at this point pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.

    d.  Severability and Substitution of Valid Provisions.  All provisions of this Agreement are severable, and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein, and partially valid and enforceable provisions shall be enforced to the extent valid and enforceable. If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of or refusal to renew this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any specification, standard, or operating procedure prescribed by Licensor is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the notice requirements hereof, or such invalid or unenforceable provision, specification, standard, or operating procedure shall be modified to the extent required to be valid and enforceable. Such modifications to this Agreement shall be effective only in such jurisdiction and shall be enforced as originally made and entered into in all other jurisdictions.

    e.  Rights Of Parties Are Cumulative.  The right of Licensor and Licensee hereunder are cumulative, and no exercise or enforcement by Licensor or Licensee of any right or remedy hereunder shall preclude the exercise or enforcement by Licensor or Licensee of any other right or remedy hereunder, or which Licensor or Licensee is entitled by law to enforce.

    22.  U.S. Dollars.  All references to dollars as expressed herein are to United States currency.

    23.  Goodwill, Trademark and Business Name Protection, Third Party Litigation, Cessation of Use.

    a.  To the extent that the ownership of any rights in the Trademarks and Business Names becomes established in Licensee, whether by operation of law or otherwise, Licensee agrees to execute such assignments and other documents as Licensor may reasonably request to transfer such rights to Licensor, provided that no such assignments or other documents in any way affect or limit Licensee's exclusive and perpetual license to use the rights conferred under this Agreement. In addition, this Section 23 a. shall not apply to a transfer of rights in the Business Names and Trademarks pursuant to a foreclosure of the security interest granted pursuant to Section 19 a. below.

    b.  Licensor retains the right to protect the Trademarks and Business Names from infringement and to prosecute infringers. Licensor and Licensee shall cooperate to bring suit for infringement of the Trademarks and Business Names. In the event Licensor fails to prosecute any infringement of the Trademarks and Business Names, Licensee shall have the right to prosecute such infringement and seek reimbursement for all reasonable costs incurred in such prosecution from Licensor. Licensor has the right to control all actions against infringers and to resolve such matters whether by settlement or suit. If Licensee becomes aware of any infringement of the Trademarks or Business Names, it shall notify Licensor in writing. Licensee shall cooperate with Licensor by promptly supplying, at a reasonable cost to Licensor, assistance and information reasonably considered necessary by Licensor for settlement or suit.

    c.  Subject to Section 24, Licensee agrees not to adopt, use, apply to register or register anywhere any trademark or Business Names, service mark or business name which is confusingly similar to the Trademarks or which contain the designations "TULLY" or "TULLY'S", without regard to the nature of the associated goods, services or business either during the term of Licensee or thereafter.

    24.  Registration of Business Names and Trademarks in the Territories.  The parties acknowledge that the Asia Rights have not been registered in the Territories. Licensee agrees to give Licensor advance written notice of its intention to open one or more Tully's Stores in any one or more of the Territories. Upon such notice the parties agree to cooperate in making such registrations or in taking all such preliminary steps as are necessary to protect the Business Names and Trademarks prior to the opening of any Tully's Store in any of the Territories. Licensor shall bear all of the costs of making such registrations, including any such registrations that Licensor request Licensee to undertake on its behalf. Licensee shall be responsible for all costs associated with registering Licensee's interest in the Asia Rights in any jurisdiction or any of the Territories.

    25.  Notices.  All notices and requests in connection with this Agreement shall be in writing and may be given by registered or certified mail, personal delivery or facsimile addressed as follows.

To:	Tully's Coffee Corporation 3100 Airport Way South Seattle, WA 98134 U.S.A. Attn: Mr. Jamie S. Colbourne Facsimile No. (206) 233-2077
with a copy to:	Carney Badley Smith & Spellman, P.S. 2200 Bank of America Tower 701 Fifth Avenue Seattle, Washington 98104 Attn: Patrick R. Lamb Facsimile No. (206) 467-8215
To:	UCC Ueshima Coffee Company Ltd. 7-7, Minatojima Nakamachi 7-Chome Kobe, Japan 650-8577 Attn: Mr. Gota Ueshima Facsimile No. 011-078-304-8879
with a copy to:	Sakura Kyodo Law Offices Shuwa Kioicho TBR Suite 814 5-7 Kohjimachi Chiyoda-Ku Tokyo, Japan 102-0083 Facsimile No. 011-03 3263-7785

or to such other address as the party to receive the notice or request shall designate by written notice to the other. The effective date of any notice or request shall be five (5) calendar days from the date on which it is sent by the addressor, or when received when personally delivered or sent by facsimile.

    26.  Waiver.  The failure of either party to insist in any one or more instances upon strict performance by the other of its obligations hereunder shall not constitute a waiver or relinquishment of any such obligation for the future, and the obligation shall continue in full force and effect.

    27.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, U.S. A. without giving effect to the conflict of law rules or choice of law rules thereof to the contrary, and by applicable federal law.

    28.  Headings.  Headings used in this Agreement are for reference purposes only and shall not be deemed part of this Agreement.

    29.  Relationship.  The relationship between the parties hereto is that of Licensor and Licensee as defined in this Agreement, and this Agreement is not to be construed as creating a partnership, joint venture, master-servant, principal-agent, or other relationship for any purpose whatsoever. Except as may be expressly provided herein, neither party may be held for the acts either of omission or commission of the other party, and neither party is authorized to, or has the power to, obligate or bind the other party by contract, agreement, warranty, representation or otherwise in any manner whatsoever.

    30.  Force Majeure.  If either party is delayed or interrupted in or prevented from, the performance of its obligations hereunder by reason of an act of God, fire, flood, war, public disaster,

strikes or labor difficulties, governmental enactment, regulation or order, or any other cause beyond its control, such party shall not be liable to the other therefor; and the time for the performance of its obligations shall thereupon be extended for a period equal to the duration of the contingency that occasioned the delay, interruption or prevention.

    31.  Integration and Modification.  This is the entire agreement between the parties. There are no other agreements or representations not set forth herein, and this Agreement incorporates all prior negotiations, agreements, and representations. This Agreement may not be modified except in writing signed by each party.

    32.  Languages.  Both parties acknowledge that this agreement is written in English.

    33.  Counterparts.  This Agreement may be signed in one or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same agreement notwithstanding that both parties are not signatories to each counterpart, however, this agreement shall not be enforceable against any party until a counterpart has been executed by both parties hereto.

    34.  Waiver of Breach.  The waiver by either party of any breach of this Agreement shall not be deemed a waiver of any subsequent breach.

    35.  Other Agreement.  Licensor and Licensee have agreed to discuss and execute a memorandum or agreement relating to certain other matters related to the supply and roasting of coffee.

    The remainder of this page has been left blank intentionally.

    Executed as of the date set forth above.

LICENSOR:
TULLY'S COFFEE CORPORATION
By:	/s/ JAMIE S. COLBOURNE Jamie S. Colbourne, its President and CEO
LICENSOR:
UCC UESHIMA COFFEE COMPANY LTD.
By:	/s/ TATSUSHI UESHIMA Tatsushi Ueshima, its Chairman/President/CEO

SCHEDULE A
TO
TULLY'S COFFEE LICENSE AGREEMENT

LIST OF BUSINESS NAMES

Tully's
Tully's Coffee
Tully's Roaster of Fine Coffee
Swirkle
Tullini
Tullini Sandwiches

And the equivalents of any of the above in any foreign languages
And any derivatives of foregoing.

SCHEDULE B
TO
TULLY'S COFFEE LICENSE AGREEMENT

LIST OF TRADEMARKS FOR SERVICES AND GOODS

See attached Seed Intellectual Property Group Status Report re All Pending/Registered Applications Dated February 14, 2001.

Trademark Status Report Tully's Coffee Corporation Sorted by Country, then by Mark	February 14, 2001

Docket No:	910114.217CA	Appln No:	859106	Reg No:		Status:	Pending
Mark:	TULLY'S	Filing Date:	10/17/97	Reg Date:
Country:	Canada	Class:	N/A	Renewal:
Goods/Services:
	Coffee, ground coffee, whole bean coffee, coffee beverages and coffee-based beverages, sandwiches, pastries. Coffee bar services, restaurant services (cafe services), coffee distribution services, catering services, retail store services in the field of coffee, coffee making equipment and supplies.

Docket No:	910114.218CA	Appln No:	859105	Reg No:		Status:	Pending
Mark:	TULLY'S AND DESIGN	Filing Date:	10/17/97	Reg Date:
Country:	Canada	Class:	N/A	Renewal:
Goods/Services:
	Ground coffee, whole bean coffee, coffee beverages and coffee-based beverages, sandwiches, pastries. Coffee bar services, restaurant services (cafe services), coffee distribution services, catering services, retail store services in the field of coffee, coffee making equipment and supplies.

Docket No:	910114.215CN	Appln No:	9700114735	Reg No:	1253051	Status:	Registered
Mark:	TULLY'S	Filing Date:	10/30/97	Reg Date:	3/7/99
Country:	China	Class:	30	Renewal:	3/7/09
Goods/Services:	Ground coffee, whole bean coffee, cocoa-based beverages, coffee-based beverages, sandwiches, pastries, chocolate-based beverages, tea.

Prepared by Seed Intellectual Property Law Group	N/A = Not Applicable
U = Unknown

Docket No:	910114.216CN	Appln No:	9700114734	Reg No:	1235907	Status:	Registered
Mark:	TULLY'S	Filing Date:	10/30/97	Reg Date:	12/28/98
Country:	China	Class:	42	Renewal:	12/28/08
Goods/Services:	Coffee bar services, restaurant services.

Docket No:	910114.226CT	Appln No:	1261387	Reg No:		Status:	Pending
Mark:	TULLY'S	Filing Date:	7/30/99	Reg Date:
Country:	European Community	Class:	30,35,39,42	Renewal:
Goods/Services:
	Ground coffee, whole bean coffee, coffee beverages, coffee-based beverages, flavorings (other than essential oils), tea leaves, tea powder, tea beverages, tea-based beverages, cocoa, cocoa-based beverages, sandwiches, pastries, confectionery, in Class 30.

	The bringing together, for the benefit of others goods, in the field of coffee, coffee making equipment and supplies, enabling customers to conveniently view and purchase those goods; advertising and promotions services in the field of coffee, coffee making equipment and supplies and information relating thereto including such services provided on-line from a computer database or the Internet; retail store services in the field of coffee, coffee making equipment and supplies, retail store services, available through computer communications and interactive television, featuring coffee making equipment and supplies, in Class 35.
	Coffee distribution services, in Class 39.
	Restaurant services, coffee distribution services, catering services, in Class 42.

Docket No:	910114.227CT	Appln No:	1275874	Reg No:		Status:	Pending
Mark:	TULLY'S ROASTER OF FINE COFFEE AND DESIGN	Filing Date:	8/12/99	Reg Date:
Country:	European Community	Class:	30,35,42	Renewal:
Goods/Services:
	Ground coffee, whole bean coffee, coffee beverages, coffee-based beverages, flavorings (other than essential oils), tea leaves, tea powder, tea beverages, tea-based beverages, cocoa, cocoa-based beverages, sandwiches, pastries, confectionery, in Class 30.

	The bringing together, for the benefit of others goods, in the field of coffee, coffee making equipment and supplies, enabling customers to conveniently view and purchase those goods; advertising and promotions services in the field of coffee, coffee making equipment and supplies and information relating thereto including such services provided on-line from a computer database or the Internet; retail store services in the field of coffee, coffee making equipment and supplies, retail store services, available through computer communications and interactive television, featuring coffee making equipment and supplies.
	Restaurant services, café services, coffee bar services, coffee distribution services, catering services, in Class 42.

Docket No:	910114.213JP	Appln No:	9-166518	Reg No:	4357668	Status:	Registered
Mark:	TULLY'S AND TULLY'S (in Katakana)	Filing Date:	10/9/97	Reg Date:	1/28/2000
Country:	Japan	Class:	30,42	Renewal:	1/28/10
Goods/Services:	Roasted ground coffee, artificial coffee and other coffee and cocoa, in Class 30.
	Catering services, serving coffee and other restaurant services in Class 42.

Docket No:	910114.214JP	Appln No:		Reg No:	Status:	Closed
Mark:	TULLY'S AND TULLY'S (in Katakana)	Filing Date:	10/9/97	Reg Date:
Country:	Japan	Class:	42	Renewal:
Goods/Services:	Catering services, coffee distribution services, serving coffee and other restaurant services.

Docket No:	910114.219JP	Appln No:	11-050237	Reg No:	Status:	Pending
Mark:	TULLY'S AND TULLY'S (in Katakana)	Filing Date:	10/9/97	Reg Date:
Country:	Japan	Class:	30	Renewal:
Goods/Services:	Coffee beans, sandwiches, pastries and other confectionery and bread.

Docket No:	910114.229SG	Appln No:	T00/04891A	Reg No:	Status:	Pending
Mark:	TULLY'S	Filing Date:	3/17/2000	Reg Date:
Country:	Singapore	Class:	35	Renewal:
Goods/Services:	Retail store services in the field of coffee, coffee making equipment and supplies.

Docket No:	910114.220SG	Appln No:	T99/07375A	Reg No:	T99/07375A	Status:	Registered
Mark:	TULLY'S	Filing Date:	7/16/99	Reg Date:	7/16/09
Country:	Singapore	Class:	30	Renewal:	7/16/99
Goods/Services:
Ground coffee, coffee beans, coffee beverages and coffee-based beverages; flavorings other than essential oils); tea leaves, tea powder and tea; cocoa and cocoa-based beverages; substitutes for all the aforesaid goods; sugar and sugar substitutes; pastries, confectionery and sandwiches.

Docket No:	910114.221SG	Appln No:	T99/07376Z	Reg No:		Status:	Pending
Mark:	TULLY'S	Filing Date:	7/16/99	Reg Date:
Country:	Singapore	Class:	42	Renewal:
Goods/Services:	Restaurant, cafe, coffee bar and catering services; consultancy, research and development (for others).

Docket No:	910114.224SG	Appln No:	T99/08215G	Reg No:	T99/0821G	Status:	Registered
Mark:	TULLY'S AND DESIGN	Filing Date:	8/4/99	Reg Date:	8/4/99
Country:	Singapore	Class:	30	Renewal:	8/4/09
Goods/Services:
Ground coffee, coffee beans, coffee beverages and coffee-based beverages; flavorings (other than essential oils); tea leaves, tea powder and tea; cocoa and cocoa-based beverages; substitutes for all the aforesaid goods; sugar and sugar substitutes; pastries, confectionery and sandwiches.

Docket No:	910114.225SG	Appln No:	T99/08216E	Reg No:		Status:	Pending
Mark:	TULLY'S AND DESIGN	Filing Date:	8/4/99	Reg Date:
Country:	Singapore	Class:	42	Renewal:
Goods/Services:	Restaurant, café, coffee bar and catering services, consultancy, research and development (for others).

Docket No:	910114.228SG	Appln No:	T00/02834A	Reg No:		Status:	Pending
Mark:	TULLY'S AND DESIGN	Filing Date:	2/24/2000	Reg Date:
Country:	Singapore	Class:	35	Renewal:
Goods/Services:	Retail store services in the field of coffee, coffee making equipment and supplies.

Docket No:	910114.223TW	Appln No:	88035008	Reg No:	128542	Status:	Registered
Mark:	TULLY'S	Filing Date:	7/19/99	Reg Date:	9/1/2000
Country:	Taiwan	Class:	42	Renewal:	8/31/10
Goods/Services:	Restaurant services; coffee bar services; catering services.

Docket No:	910114.222TW	Appln No:	88034428	Reg No:		Status:	Published
Mark:	TULLY'S	Filing Date:	7/15/99	Reg Date:
Country:	Taiwan	Class:	30	Renewal:
Goods/Services:	Ground coffee, whole bean coffee, coffee beverages and coffee-based beverages, sandwiches, pastries.

Docket No:	910114.208	Appln No:	75/211,578	Reg No:	2,354,315	Status:	Registered
Mark:	FANCIFUL COFFEE CUP DESIGN	Filing Date:	12/11/96	Reg Date:	6/6/2000
Country:	United States of America	Class:	35, 42	Renewal:	6/6/10
Goods/Services:	Retail coffee store services and cafe services, in Class 35. Cafe services, in Class 42.

Docket No:	910114.211	Appln No:		Reg No:		Status:	Unfiled
Mark:	FANCIFUL COFFEE CUP DESIGN	Filing Date:		Reg Date:
Country:	United States of America	Class:	30	Renewal:
Goods/Services:

Docket No:	910114.206	Appln No:	75/096,562	Reg No:	2,179,028	Status:	Registered
Mark:	SWIRKLE	Filing Date:	5/2/96	Reg Date:	8/4/98
Country:	United States of America	Class:	32	Renewal:	8/4/08
Goods/Services:	Non-alcoholic coffee-flavored drinks.

Docket No:	910114.205	Appln No:	75/001,005	Reg No:	2,089,778	Status:	Registered
Mark:	TULLINI	Filing Date:	10/2/95	Reg Date:	8/19/97
Country:	United States of America	Class:	30	Renewal:	8/19/07
Goods/Services:	Sandwiches.

Docket No:	910114.201	Appln No:	74/731,366	Reg No:		Status:	Opposed
Mark:	TULLY'S	Filing Date:	9/20/95	Reg Date:
Country:	United States of America	Class:	42	Renewal:
Goods/Services:	Retail coffee store services; cafe services.

Docket No:	910114.202	Appln No:	74/732,538	Reg No:		Status:	Opposed
Mark:	TULLY'S	Filing Date:	9/20/95	Reg Date:
Country:	United States of America	Class:	30	Renewal:
Goods/Services:	Coffee.

Docket No:	910114.209	Appln No:	75/211,522	Reg No:		Status:	Suspended
Mark:	TULLY'S AND DESIGN	Filing Date:	12/11/96	Reg Date:
Country:	United States of America	Class:	42	Renewal:
Goods/Services:	Retail coffee store services and cafe services.

Docket No:	910114.212	Appln No:		Reg No:	Status:	Unfiled
Mark:	TULLY'S AND DESIGN	Filing Date:		Reg Date:
Country:	United States of America	Class:	30	Renewal:
Goods/Services:

Docket No:	910114.203	Appln No:	74/732,537	Reg No:	Status:	Abandoned
Mark:	TULLY'S COFFEE AND DESIGN	Filing Date:	9/20/95	Reg Date:
Country:	United States of America	Class:	42	Renewal:
Goods/Services:	Retail coffee shop services.

Docket No:	910114.204	Appln No:	74/732,536	Reg No:	Status:	Abandoned
Mark:	TULLY'S COFFEE AND DESIGN	Filing Date:	9/20/95	Reg Date:
Country:	United States of America	Class:	30	Renewal:
Goods/Services:	Coffee.

Docket No:	910114.207	Appln No:	75/211,363	Reg No:	Status:	Suspended
Mark:	TULLY'S ROASTERS OF FINE COFFEE AND DESIGN	Filing Date:	12/11/96	Reg Date:
Country:	United States of America	Class:	42	Renewal:
Goods/Services:	Retail coffee store services and cafe services.

Docket No:	910114.210	Appln No:	75/097,761	Reg No:	Status:	Suspended
Mark:	TULLY'S ROASTERS OF FINE COFFEE AND DESIGN	Filing Date:	5/2/96	Reg Date:
Country:	United States of America	Class:	30	Renewal:
Goods/Services:	Coffee.

SCHEDULE C
TO
TULLY'S COFFEE LICENSE AGREEMENT

    DESCRIPTION OF TERRITORIES COVERED BY THE LICENSE AGREEMENT

American Samoa
Australia
Cook Islands
Guam
New Zealand
Palau
Solomon Islands
Saipan
China
Hong Kong
Indonesia
Laos
Macao
Malaysia
Mongolia
Nepal
North Korea
South Korea
Phillipines
Russia
Singapore
Sri Lanka
Taiwan
Thailand
Vietnam

QuickLinks

TULLY'S COFFEE EXCLUSIVE LICENSE AGREEMENT
RECITALS
SCHEDULE A TO TULLY'S COFFEE LICENSE AGREEMENT
SCHEDULE B TO TULLY'S COFFEE LICENSE AGREEMENT
SCHEDULE C TO TULLY'S COFFEE LICENSE AGREEMENT